Exhibit 16.2

November 1, 2024

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the disclosures under the section entitled “Change in Accountants” (the “Disclosures”) in the Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10-12B of Twin Hospitality Group Inc. (the “Company”) to be filed by the Company with the U.S. Securities and Exchange Commission on or about November 1, 2024, and we are in agreement with the third paragraph of the Disclosures as it relates to our firm. We have no basis to agree or disagree with other statements contained in the Disclosures.

/s/ CohnReznick LLP

Dallas, Texas